EXHIBIT 99.1

NEWS RELEASE
For Further Information Contact:
Michael J. Kraupp
Vice President Finance and Assistant Treasurer
Telephone: (435) 634-3212
Fax: (435) 634-3205

FOR IMMEDIATE RELEASE:	February 7, 2007

SKYWEST ANNOUNCES FOURTH QUARTER

AND 2006 ANNUAL RESULTS

St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today reported operating revenues of $789.6 million for the quarter ended December 31, 2006, a 6.4% increase, compared to $742.4 million for the same period last year.  SkyWest also reported net income of $31.2 million for the quarter ended December 31, 2006, or $0.48 per diluted share, compared to $38.7 million of net income or $0.64 per diluted share for the same period last year.

SkyWest reported operating revenues of $3.11 billion for the year ended December 31, 2006, a 58.6% increase, compared to $1.96 billion for the same period last year.  SkyWest also reported net income of $145.8 million for the year ended December 31, 2006, or $2.30 per diluted share, compared to $112.3 million of net income, or $1.90 per diluted share, for the same period last year.

The results for the quarter and the year ended December 31, 2006 also include the impact of SkyWest’s secondary offering of common stock, completed April 17, 2006, wherein SkyWest issued 4,000,000 shares of common stock, which increased the fully-diluted weighted average shares by 6.6% for the quarter and 4.7% for the year ended December 31, 2006. Additionally, these results include the effect of SkyWest’s adoption of FASB Statement No. 123(R), Share-Based Payments (“SFAS 123 (R)”), effective January 1, 2006.

The primary items of significance affecting the fourth quarter of 2006 are outlined below:

Total operating revenues for the fourth quarter of 2006 increased compared to SkyWest’s operating revenues for the same period of 2005, primarily as a result of a 9.3% increase in available seat miles (ASMs).  Operating revenues were impacted by a 2.5% decrease in revenue per available seat mile and by increased fuel cost reimbursements by SkyWest’s major partners that are recorded as operating revenues under contract flying arrangements.

Total operating expenses and interest per ASM for the fourth quarter of 2006, excluding fuel charges of $251.1 million or $0.049 per ASM, increased approximately 2.1% to $0.095 from $0.093 for the same quarter of 2005.  The increase was primarily the result of weather-related cancellations wherein the Company was unable to generate ASMs, as scheduled, and still incurred certain operating costs.

Total ASMs for the fourth quarter of 2006 increased 9.3% from the fourth quarter of 2005 primarily as a result of SkyWest increasing its fleet size to 410 aircraft as of December 31, 2006.  During the quarter, SkyWest took delivery of three CRJ900 regional jet aircraft and financed them through interim operating leases.  At December 31, 2006, SkyWest’s fleet consisted of:  336 regional jets (118 United and 218 Delta); 62 EMB-120 aircraft (48 United, and 14 Delta); and 12 ATR72 aircraft (all Delta).  During the fourth quarter of 2006, SkyWest generated 5.16 billion ASMs, compared to 4.72 billion ASMs during the same period of 2005.

During the quarter ended December 31, 2006, Denver International Airport (“DIA”) closed for approximately two days due to a winter weather snow system.  As a result of the closure and subsequent weather problems, SkyWest

Airlines cancelled virtually all of its DIA flights for two days and experienced other significant “downline” cancellations. It is estimated that SkyWest cancelled approximately 2,850 flights during these two days and subsequent travel days before the end of December when a second winter weather snow system hit DIA.  The impact of these weather-related cancellations resulted in a decrease to pretax income of approximately $5.2 million.

 During the quarter ended December 31, 2006, SkyWest Airlines incurred additional maintenance charges related to the timing of certain maintenance events for aircraft that were transitioned between Atlantic Southeast Airlines and SkyWest Airlines that is not reimbursable under their respective agreements.  The impact of the non-reimburseable maintenance charges resulted in a decrease to pretax income of approximately $3.5 million.

Additionally, during the quarter ended December 31, 2006, in preparation to fly additional regional jet aircraft for Midwest Airlines and Delta Air Lines, SkyWest Airlines commenced accelerated pilot training and incurred training charges in advance of the actual scheduled flying for these aircraft.  These charges will be reimbursed by Midwest and Delta when the aircraft begin flying, which is currently anticipated to be early 2007.  The impact of the accelerated training resulted in a decrease to pretax income of approximately $1.5 million.

Also, during the quarter ended December 31, 2006, the Company recorded additional income tax expense of approximately $2.4 million in order to properly account for certain provisions under SFAS 123(R) related to the timing of tax deductions for incentive stock option and expense related to stock option grants.  As a result, the Company’s net income for the quarter and year ended December 31, 2006 were reduced by $2.4 million as well.

SkyWest’s adoption of SFAS 123(R) effective January 1, 2006 resulted in approximately $3.0 million ($3.0 million after tax as well) of expense for the quarter ended December 31, 2006.  Future expense will be contingent upon the amount of future option or stock grants made by the Company.

At December 31, 2006 SkyWest had $651.9 million in cash and marketable securities compared to $324.5 million as of December 31, 2005.  SkyWest’s long-term debt increased to approximately $1.67 billion as of December 31, 2006, compared to $1.42 billion at December 31, 2005, consistent with SkyWest’s financing arrangements on newly delivered aircraft, refinancing arrangements on existing aircraft and making normal recurring debt payments. SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 7.39% discount factor, the present value of these lease obligations was approximately $2.2 billion as of December 31, 2006.

Under SkyWest’s United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that SkyWest records as revenue.  However, consistent with SkyWest’s time and material maintenance policy, as more fully described in SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2005, SkyWest records maintenance expense on its CRJ200 regional jet aircraft engines as the maintenance events occur.  As a result, during the fourth quarter of 2006, SkyWest collected and recorded as revenue $7.0 million (pretax) related to maintenance expense under its United Express agreement which is net of any regional jet engine maintenance overhauls.

SkyWest Airlines has been ranked the number one on-time mainland carrier by the Department of Transportation for 2003 through 2005.  SkyWest Airlines was also recently awarded the FAA’s Aviation Maintenance Technician (AMT) Gold Award for 2005. Additionally during 2005, ASA received the FAA Aviation Maintenance Diamond Award.

SkyWest Airlines, based in St. George, Utah, and ASA, based in Atlanta, Georgia, are wholly-owned subsidiaries of SkyWest.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Airlines and Delta Air Lines. ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines. System-wide, SkyWest serves a total of approximately 237 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,432 daily departures. This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: Delta’s bankruptcy proceedings; the failure to integrate the operations and employees of SkyWest and ASA and achieve the anticipated synergies as a result of the acquisition; the failure to successfully operate as anticipated under the terms of the Delta Connection Agreements; the impact of negotiations with ASA’s organized labor forces and the impact of the costs of such labor forces on SkyWest’s operations and financial condition; the failure to accurately forecast acquisition-related costs; the failure to successfully operate as anticipated under the terms of the Midwest Airlines agreement; and the challenges of competing successfully in a highly competitive and rapidly changing industry.  Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs;  rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages in markets where SkyWest Airlines or ASA operates; the impact of weather-related or other natural disasters on air travel and airline costs; the ability of SkyWest Airlines and ASA to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries; SkyWest’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on form 10-K, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)-

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Operating revenues:
Passenger	$783,858	$734,459	$3,087,215	$1,938,450
Ground handling and other	5,699	7,905	27,441	25,598
	789,557	742,364	3,114,656	1,964,048
Operating expenses:
Flying operations	432,996	409,328	1,721,895	1,079,292
Customer service	106,988	94,359	405,781	271,746
Maintenance	81,779	78,989	311,926	186,675
Depreciation and amortization	49,714	45,037	189,885	115,275
General and administrative	39,173	29,281	146,009	90,652
	710,650	656,994	2,775,496	1,743,640
Operating income	78,907	85,370	339,160	220,408
Other income (expense):
Interest income	7,441	2,778	19,953	12,943
Interest expense	(31,952)	(27,821)	(118,002)	(53,331)
Gain (loss) on other	—	191	(1,084)	(394)
	(24,511)	(24,852)	(99,133)	(40,782)
Income before income taxes	54,396	60,518	240,027	179,626
Provision for income taxes	23,148	21,834	94,221	67,359
Net income	$31,248	$38,684	$145,806	$112,267

Basic earnings per share	$0.49	$0.66	$2.33	$1.94
Diluted earnings per share	$0.48	$0.64	$2.30	$1.90
Weighted average common shares:
Basic	63,940	58,218	62,474	57,851
Diluted	64,868	60,197	63,382	58,933

Unaudited Operating Highlights

	Three Months Ended December 31,				Year Ended December 31,
Operating Highlights	2006	2005	% Change		2006	2005	% Change

Passengers carried	7,740,004	7,355,036	5.2		31,465,552	20,343,975	54.7
Revenue passenger miles (000)	3,961,246	3,538,828	11.9		15,819,191	9,538,906	65.8
Available seat miles (000)	5,155,816	4,717,972	9.3		20,209,888	12,718,973	58.9
Passenger load factor	76.8%	75.0%	1.8	pts	78.3%	75.0%	3.3	pts
Passenger breakeven load factor	72.2%	69.2%	3.0	pts	72.7%	68.6%	4.1	pts
Yield per revenue passenger mile	$0.198	$0.208	(4.8)		$0.195	$0.203	(3.9)
Revenue per available seat mile	$0.153	$0.157	(2.5)		$0.154	$0.154	—
Cost per available seat mile	$0.144	$0.145	(0.7)		$0.143	$0.141	1.4
Fuel cost per available seat mile	$0.049	$0.052	(5.8)		$0.050	$0.046	8.7
Average passenger trip length	512	481	6.4		503	469	7.2
Block Hours	331,194	308,316	7.4		1,298,769	866,975	49.8
Departures	218,921	211,801	3.4		857,631	623,307	37.6